UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 3, 2009
Amarillo Biosciences, Inc.
(Exact Name of registrant as specified in its charter)

Texas0-20791 75-1974352	0-20791	75-1974352
(State or other jurisdiction(Commission (IRS Employer	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)File Number) Identification No.)

4134 Business Park Drive, Amarillo, Texas 79110-4225
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (806) 376-1741

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Officer.

Dr. Gary W. Coy, Vice-President and Chief Financial Officer of the Company, will resign from those positions with the Company on September 4, 2009.  Dr. Coy will continue to assist the Company as a consultant, and will assist the Company with locating a replacement for his position.

At a Special Meeting of the Board of Directors of the Company held September 1, 2009, the Directors adopted certain material amendments to the Company’s 2008 Directors, Officers, and Consultants Stock Purchase Plan.  Such amendments permit the issuance of shares under the Plan in payment of actually accrued and unpaid salaries or fees due and owing to an officer or consultant of the Company; clarify that in the case of shares issued in consideration of salaries or fees, “market value” shall mean the closing price of the Company’s common stock on the last trading date preceding the end of the pay period with respect to which such salary or fee was earned; permit the Company to make appropriate reservations for the Company’s payroll and withholding obligations (if any); and permit the Plan Committee in the exercise of its discretion to determine whether shares issued under the Plan should be registered on Form S-8.

The Plan Committee met on September 1, 2009, and approved the issuance of an aggregate of 408,486 shares of the Company’s common stock, pursuant to the Plan, to Dr. Gary W. Coy, Vice-President and Chief Financial Officer of the Company, in payment of accrued and unpaid salary due and owing to Dr. Coy for pay periods running from February 15, 2009, through May 31, 2009, inclusive.  Dr. Coy’s written contract of employment with the Company contemplates his payment in shares of common stock of the Company, and provides that such shares will be registered by the Company on Form S-8.

AMARILLO BIOSCIENCES, INC.

Date: September 3, 2009                                                                By: /s/ Joseph M. Cummins
Joseph M. Cummins, Chairman of the Board, President, and Chief Executive Officer

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